Exhibit 5.4

December 30, 2003

Host Marriott, L.P.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Host of Houston 1979

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004

Re:  Guaranty of $725,000,000 Aggregate Principal Amount 7 1/8% Series K Senior Notes due 2013

Ladies and Gentlemen:

We have acted as special counsel to Host of Houston 1979, a Texas general partnership (the “Covered Guarantor”), in connection with that certain guaranty executed by the Covered Guarantor (the “Covered Guaranty”) of $725,000,000 aggregate principal amount of 7 1/8% Series K Senior Notes due 2013 (the “Securities”) registered by Host Marriott, L.P., a Delaware limited partnership (the “Company”) and each of the co-registrants under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2003 (the “Registration Statement”).

In connection with the rendering of this Opinion Letter (herein so called), you have informed us and we have assumed that: (i) the Securities and the guarantees, including the Covered Guaranty, being also registered pursuant to the Registration Statement (collectively, the “Guarantees”) will be issued pursuant to a Twelfth Supplemental Indenture (the “Twelfth Supplement”), dated November 6, 2003, among the Company, the guarantors under the Guarantees (collectively, the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”), which supplements the Amended and Restated Indenture, dated as of August 5, 1998 (as so supplemented, the “Indenture”), originally executed by and among HMH Properties, Inc. (now, the Company) the guarantors named therein and Marine Midland Bank, as the original trustee; and (ii) the Securities and the Guarantees will be issued in exchange for the Company’s outstanding 7 1/8% Series J Senior Notes due 2013 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.

We have not served as general counsel for any of the parties to, nor have we been involved in the transactions contemplated in, the Indenture, the Securities, the Guarantees or the Registration Statement (together, the “Operative Documents”). We have represented the Covered Guarantor only with respect to the rendering of this Opinion Letter. In particular, we have not been requested to, nor do we express any opinion as to, the legality, validity or enforceability of the Operative Documents to which the Covered Guarantor is a party.

Opinion Letter

December 30, 2003

For the purposes of this Opinion Letter, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

(i) Resolutions dated September 20, 2003, and adopted by the Board of Directors of Host Marriott Corporation, a Maryland corporation, in its capacity as the sole general partner of the Company;

(ii) Resolutions dated September 23, 2003, and adopted by Airport Hotels, LLC (in its dual capacities as general partner of the Covered Guarantor and as general partner of Host of Houston, Ltd., the other general partner of the Covered Guarantor, in connection with the execution and delivery of the Twelfth Supplement and the Covered Guaranty by the Covered Guarantor;

(iii) Partnership Agreement of Host of Houston 1979, made and entered into the 26th day of October, 1979, by and between Host Airport Hotels, Inc., a Delaware corporation and Host of Houston, Ltd., a Texas limited partnership;

(iv) Amendment to Partnership Agreement with respect to the Covered Guarantor and made and entered into by Airport Hotels, LLC, a Delaware limited liability company as the new managing partner of the Covered Guarantor, with the consent of the remaining general partner, Host of Houston, Ltd.

The documents described in (iii) and (iv) above are collectively referred to herein as the “Partnership Agreement”. The documents described in (i) through (iv) above, both inclusive, are collectively referred to herein as the “Corporate Documents”.

In addition to the Corporate Documents, we have reviewed such other, certificates, including a certificate dated December 18, 2003, executed by John A. Carnella as Vice President of Airport Hotels, LLC (“Officer’s Certificate”), as in has in our judgment are necessary or appropriate to enable us to render the opinions set forth in this Opinion Letter. Except as expressly set forth herein, we have not been requested to and, with your consent which consent is evidenced by your acceptance of this Opinion Letter, we have not undertaken or conducted any inquiry or examination with respect to the transactions contemplated by the Registration Statement

With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, the representations, warranties and certificates contained in and made pursuant to, the Operative Documents and the Corporate Documents.

In rendering the opinions set forth below, in addition to the assumptions set forth above, we have relied, with your consent which consent is evidenced by your acceptance of this Opinion Letter, upon the following specific assumptions, the accuracy of which we have not independently verified:

(i) Except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinions rendered herein;

Opinion Letter

December 30, 2003

(ii) In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies and that the duly elected officers as identified and signed the Officer’s Certificate are the only parties which executed documents on behalf of the Covered Guarantor and Airport Hotels, LLC; and

(iii) The copy of the Partnership Agreement that has been provided to us is the current Partnership Agreement of the Covered Guarantor, and there have been no Amendments to such Partnership Agreement.

We are members of the Bar of the State of Texas; and this Opinion Letter relates only to the laws of the State of Texas. We are not admitted to practice in any state other than the State of Texas. We do not opine on the laws of any other jurisdiction or federal law, including federal securities law, or any state securities law, including Texas securities laws; and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1) The Twelfth Supplement has been duly authorized by all necessary action of the Covered Guarantor and has been duly executed and delivered by the Covered Guarantor.

(2) The notation of Covered Guaranty to be endorsed on the Securities has been duly authorized by all necessary action of the Covered Guarantor.

To the extent that the obligations of the Covered Guarantor under the Operative Documents may be dependent upon such matters, we assume for purposes of this Opinion Letter that the Trustee, Company and each Guarantor other than the Covered Guarantor: (a) is duly organized and validly existing under the laws of the state of its organization, (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each such Operative Document; and (d) has duly authorized, executed and delivered each such Operative Document.

This opinion is for the benefit of the addressees hereof and we consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” contained in the prospectus contained therein. Except as set forth in the preceding sentence, this letter may not be quoted for any other purpose without our prior written consent.

Very truly yours, KANE, RUSSELL, COLEMAN & LOGAN, P.C.

By:	/s/ Gordon B. Russell

Gordon B. Russell, Vice President